Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 9, 2007

Registration Statement on Form S-1

Registration No. 333-142368

VMWARE, INC.

FREE WRITING PROSPECTUS

VMWARE AND INTEL CAPITAL ANNOUNCE INVESTMENT

PALO ALTO, Calif. and SANTA CLARA, Calif., July 9, 2007 — VMware, Inc., the global leader in software for virtualization solutions today announced that Intel Corporation, through its global investment arm, Intel Capital has agreed to become an investor in VMware. VMware’s base virtualization platform virtualizes the Intel architecture. Intel microprocessors comprise the majority of the systems on which VMware’s virtualization products are deployed.

Intel Capital will invest $218.5 million in VMware’s Class A common stock subject to customary regulatory and other closing conditions including Hart-Scott-Rodino (HSR) review. At the completion of VMware’s planned initial public offering and upon closing of the investment, Intel will own approximately 2.5 percent of VMware’s total outstanding common stock (less than one percent of the combined voting power of VMware’s outstanding common stock). Pursuant to the investment, an Intel executive is expected to be appointed to the VMware Board of Directors.

Intel’s investment is intended to foster strengthened inter-company collaboration towards accelerating VMware virtualization product adoption on Intel architecture and reinforcing the value of virtualization technology for customers.

In addition, VMware and Intel have entered into a routine and customary collaboration partnering agreement that expresses their intent to continue to expand their cooperative efforts around joint development, marketing and industry initiatives.

About VMware, Inc.

VMware, an EMC company (NYSE: EMC), is the global leader in virtual infrastructure software for industry-standard systems. The world’s largest companies use VMware solutions to simplify their IT, fully leverage their existing computing investments and respond faster to changing business demands. VMware is based in Palo Alto, California. For more information, visit www.VMware.com.

About Intel Corporation

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

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VMware is a registered trademark or trademark of VMware, Inc. in the United States and/or other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies.

Intel is a registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.

The statements set forth above include forward-looking statements that involve risks and uncertainties. These forward-looking statements include the ability of the company to close the transaction with Intel, Intel’s percentage ownership of our common stock and the appointment of an Intel executive to the VMware Board of Directors. VMware wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the inability to close the transaction with Intel as proposed due to, among other things, fluctuating market conditions and the failure to receive necessary approvals under the Hart-Scott-Rodino Act, the inability to appoint an Intel executive to the company’s board of directors and Intel’s percentage ownership of our common stock will depend on the number of shares sold to the public. VMware disclaims any obligation to update any such forward-looking statements after the date of this release.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING REFERRED TO IN THIS COMMUNICATION. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK BELOW. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CITI TOLL-FREE 1-800-831-9146, JP MORGAN TOLL-FREE 1-866-430-0686 OR LEHMAN BROTHERS TOLL FREE 1-888-603-5847.

TO REVIEW OUR CURRENT REGISTRATION STATEMENT DATED JULY 9, 2007, CLICK THE FOLLOWING LINK ON THE SEC WEB SITE AT WWW.SEC.GOV AS FOLLOWS (OR IF SUCH ADDRESS HAS CHANGED, BY REVIEWING OUR FILINGS FOR THE RELEVANT DATE ON THE SEC WEB SITE):

http://sec.gov/Archives/edgar/data/1124610/000119312507151254/ds1a.htm

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS 0001124610.

Contact:

Greg Eden

VMware Inc.

650-427-1095

Tom Beermann

Intel Corporation

408-765-6855